                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     White Mountains Insurance Group Ltd.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
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        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
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        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

       ------------------------------------------------------------------

                                 Notice of 2000
                                 Annual Meeting
                                 of Shareholders
                               and Proxy Statement
       ------------------------------------------------------------------

Table of Contents
--------------------------------------------------------------------------------


                                                                                                    PAGE
LETTER FROM  JOHN J. BYRNE.......................................................................     1

NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS....................................................     2

PROXY STATEMENT..................................................................................     3

   PROPOSAL 1:  ELECTION OF DIRECTORS............................................................     3

       Procedures for Nominating Directors.......................................................     6

       Voting Securities and Principal Holders Thereof...........................................     7

       Compensation of Directors.................................................................    10

       Compensation of Executive Officers........................................................    11

       Reports of the Compensation Committees on Executive Compensation..........................    13

       Shareholder Return Graph..................................................................    16

       Compensation Plans........................................................................    17

       Compensation Committee Interlocks and Insider Participation in Compensation Decisions ....    18

   PROPOSAL 2:  APPOINTMENT OF INDEPENDENT AUDITORS..............................................    18

   OTHER MATTERS.................................................................................    18

--------------------------------------------------------------------------------


     White Mountains Insurance Group, Ltd. (the "Company" and, together with its subsidiaries, "White Mountains") is a Bermuda-domiciled financial services holding company. White Mountains' insurance operations are conducted through its subsidiaries and affiliates in the businesses of property and casualty insurance, reinsurance and financial guaranty insurance.

     White Mountains' insurance operations principally include: (i) Folksamerica Holding Company, Inc. ("Folksamerica"), a New York-based broker-market reinsurer; (ii) Peninsula Insurance Company ("PIC"), a Maryland-based property and casualty insurer; (iii) American Centennial Insurance Company ("ACIC"), a Delaware-based property and casualty insurer; (iv) British Insurance Company of Cayman ("BICC"), a Cayman Island-based property and casualty insurer; (v) a 26% economic interest in Financial Security Assurance Holdings Ltd. ("FSA"), a New York-based Aaa/AAA writer of financial guarantee insurance; and (vi) a 50% stake in Main Street America Holdings, Inc. ("MSA"), a unit of National Grange Mutual Insurance Company, a New Hampshire-based property and casualty insurer.

[WHITE MOUNTAINS LOGO]


                                                    JOHN J. BYRNE
                                                    CHAIRMAN



                                                                  March 24, 2000


Dear Shareholder:

     I am pleased to invite you to the 2000 Annual Meeting of White Mountains Insurance Group, Ltd., to be held on Monday, May 22, 2000. This year's meeting will take place at the Princess Hotel in Hamilton, Bermuda beginning at 9:00 a.m. Atlantic Time (8:00 a.m. Eastern Time). I welcome you all to join me for the morning in lovely Bermuda.

     We will begin the meeting with a discussion and shareholder vote on the proposals set forth in the accompanying Proxy Statement and on such other matters properly brought before the meeting. At the meeting you will be asked to consider and vote on the following issues:

     1) to elect one director to Class I, one director to Class II and four directors to Class III and,

     2) to ratify the appointment of independent auditors for 2000.

     The 2000 proposals are routine matters that are addressed annually and are more fully described herein.

     Management expects to provide shareholders with a brief summary of each of its major operating subsidiaries and affiliates at the meeting. For those of you unable to attend the 2000 Annual Meeting, we will repeat this business presentation at an informational meeting to be held shortly thereafter in New York City (details of which will follow at a later date).

      Your vote is important. Whether or not you plan to attend the meeting, you can ensure that your shares are properly represented at the meeting by promptly completing, signing, dating and returning your proxy card in the enclosed envelope. Shareholders who hold their shares in a brokerage account, an employee benefit plan or through a nominee will likely have the added flexibility of voting their shares by telephone or over the internet.


                                                    Respectfully submitted,
                                                    JACK BYRNE

                      WHITE MOUNTAINS INSURANCE GROUP, LTD.

                  NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 22, 2000


                                                      March 24, 2000


     Notice is hereby given that the 2000 Annual Meeting of Shareholders of White Mountains Insurance Group, Ltd. will be held on Monday, May 22, 2000, at 9:00 a.m. Atlantic Time at the Princess Hotel, Hamilton, Bermuda. At the meeting you will be asked to consider and vote upon the following proposals:

     (a) to elect one director to Class I with a term ending in 2001, one director to Class II with a term ending in 2002 and four directors to Class III with terms ending in 2003,

     (b) to appoint PricewaterhouseCoopers as Independent Auditors for the 2000 audit examination; and

     (c) to transact such other business, if any, as may be properly brought before the meeting.

     Shareholders of record on the record date, March 24, 2000, (i) who are individuals, may attend and vote at the meeting in person or by proxy or (ii) which are corporations or other entities, may be represented and vote at the meeting by a duly authorized representative or by proxy. A list of all shareholders entitled to vote at the meeting will be open for public examination during regular business hours from May 1, 2000, until 12:00 noon on May 22, 2000, at White Mountains Insurance Group, Ltd.'s registered office located at Clarendon House, 12 Church Street, Suite 322, Hamilton HM 11, Bermuda.

     All shareholders are invited to attend this meeting.


                                             By Order of the Board of Directors,

                                             DENNIS P. BEAULIEU
                                             Corporate Secretary


     SHAREHOLDERS ARE INVITED TO COMPLETE AND SIGN THE ACCOMPANYING PROXY CARD TO BE RETURNED TO WHITE MOUNTAINS INSURANCE GROUP, LTD., C/O FIRST CHICAGO TRUST COMPANY OF NEW YORK A DIVISION OF EQUISERVE, POST OFFICE BOX 8085, EDISON, NEW JERSEY 08818-9052, IN THE ENVELOPE PROVIDED, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. SHAREHOLDERS WHO HOLD THEIR SHARES IN A BROKERAGE ACCOUNT, AN EMPLOYEE BENEFIT PLAN OR THROUGH A NOMINEE WILL LIKELY HAVE THE ADDED FLEXIBILITY OF VOTING THEIR SHARES BY TELEPHONE OR OVER THE INTERNET.

                      WHITE MOUNTAINS INSURANCE GROUP, LTD.

                                 PROXY STATEMENT


     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Company's Board of Directors (the "Board") for the 2000 Annual Meeting of Shareholders (the "2000 Annual Meeting"), to be held on May 22, 2000 in Bermuda. The solicitation of proxies will be made primarily by mail, and this Proxy Statement and proxy materials will be distributed to registered shareholders on or about March 27, 2000.

     Holders of shares of the Company's Common Stock, par value $1.00 per share ("Shares"), as of the close of business on March 24, 2000, the record date, are entitled to vote at the meeting.

     You can ensure that your Shares are properly voted at the meeting by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Shareholders who hold their Shares in a brokerage account, an employee benefit plan or through a nominee will likely have the added flexibility of voting their Shares by telephone or over the internet. A shareholder has the right to appoint another person (who need not be a shareholder) to represent the shareholder at the meeting by completing an alternative form of proxy which can be obtained from the Corporate Secretary or by notifying the Inspectors of Election (see page 19). Shareholders have the right to revoke their proxies, at any time prior to the time their Shares are actually voted, by (i) filing a written notice of revocation with the Corporate Secretary, (ii) presenting another proxy with a later date or (iii) notifying the Inspectors of Election in writing of such revocation. Sending in a signed proxy will not affect your right to attend the meeting and vote. If a shareholder attends the meeting and votes in person, his or her proxy is considered revoked.



                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     The Board is divided into three classes (each a "Class"). Each Class serves a three-year term.

     Mr. Terry L. Baxter, currently a Class III director, will not stand for re-election at the 2000 Annual Meeting.

     At the 2000 Annual Meeting, Mr. Fass is nominated to be elected to Class I with a term ending in 2001, Mr. John Gillespie is nominated to be elected to Class II with a term ending in 2002 and Messrs. Barrette, Clark, Cochran and Zankel are nominated to be elected to Class III with terms ending 2003. THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 1 WHICH CALLS FOR THE ELECTION OF THE 2000 NOMINEES.

     The current and proposed members of the Board and terms of each Class are set forth below:

--------------------------------------------------------------------------------
                                                Director
Director                            Age         since
--------------------------------------------------------------------------------
Class I - Term Ending in 2001
     Patrick M. Byrne               37          1997
     Steven E. Fass*                54          2000
     K. Thomas Kemp                 59          1994
     Gordon S. Macklin              71          1987
--------------------------------------------------------------------------------
Class II - Term Ending in 2002
     John J. ("Jack") Byrne         67          1985
     George J. Gillespie, III       69          1986
     John D. Gillespie**            41          1999
     Frank A. Olson                 67          1996
--------------------------------------------------------------------------------
Class III - Term Ending in 2000
     Raymond Barrette***            49          2000
     Howard L. Clark, Jr.***        56          1986
     Robert P. Cochran***           50          1994
     Arthur Zankel***               68          1992
--------------------------------------------------------------------------------

*   Nominee at the 2000 Annual Meeting to a term ending in 2001.
**  Nominee at the 2000 Annual Meeting to a term ending in 2002.
*** Nominee at the 2000 Annual Meeting to a term ending in 2003.

    The following information with respect to the principal occupation, business experience, recent business activities involving White Mountains and other affiliations of the nominees and directors has been furnished to the Company by the nominees and directors.

CLASS I

     PATRICK M. BYRNE has been a director of the Company since 1997. Mr. Byrne serves as President and CEO of Overstock.com, an internet shopping service. Mr. Byrne formerly served as President and CEO of Fecheimer Bros. Co. (a wholly-owned subsidiary of Berkshire Hathaway Inc.), a manufacturer of uniforms and accessories, from 1997 to 1999 and President and CEO of Centricut, LLC, a manufacturer of industrial torch consumable parts, from 1994 to 1999. In addition, since 1991, Mr. Byrne has been the managing general partner of a number of limited partnerships investing in real estate, gaming, insurance and international trade. Mr. Byrne is the son of Chairman Jack Byrne.

     STEVEN E. FASS was appointed to the Board in February 2000. Mr. Fass has served as President and Chief Executive Officer of Folksamerica and its subsidiaries including Folksamerica Reinsurance Company since 1984. He joined Folksamerica as its Vice President, Treasurer and Chief Financial Officer in 1980.

     K. THOMAS KEMP has served as Deputy Chairman of the Company since January 2000 and has been a director since 1994. Mr. Kemp served as the Company's President and CEO from 1997 to January 2000 and served as Executive Vice President from 1993 to 1997, Vice President, Treasurer and Secretary from 1991 to 1993 and was formerly a Vice President of Fireman's Fund Insurance Company ("Fireman's Fund"). Mr. Kemp is also a director of FSA, Eldorado Bancshares, Inc. and Amlin plc.

     GORDON S. MACKLIN has been a director of the Company since 1987. Mr. Macklin is currently a corporate financial advisor. Mr. Macklin formerly served as Chairman of White River Corporation, an information services company, from 1993 to 1998, as Chairman of Hambrecht and Quist Group, a venture capital and investment banking company, from 1987 until 1992, and as President of the National Association of Securities Dealers, Inc. from 1970 until 1987. He is a director of MCI Worldcom, Inc., Martek Biosciences Corporation, MedImmune Inc., Overstock.com and Spacehab, Inc., and is a trustee, director or managing general partner (as the case may be) of 47 of the investment companies in the Franklin Templeton Group of Funds.

CLASS II

     JOHN J. ("JACK") BYRNE has served as Chairman of the Company since 1985 and as the Company's CEO since January 2000. Mr. Byrne formerly served as President and CEO of the Company from 1990 to 1997 and as CEO from 1985 to 1990. Mr. Byrne is a director of Overstock.com and Markel Corp. Mr. Byrne's son, Patrick Byrne, is also a director of the Company.

     GEORGE J. GILLESPIE, III has been a director of the Company since 1986. Mr. Gillespie has been a Partner in the law firm of Cravath, Swaine & Moore ("CS&M") since 1963. He is also a director of The Washington Post Company. CS&M has been retained by White Mountains from time to time to perform legal services. See "Compensation Committee Interlocks and Insider Participation in Compensation Decisions." Mr. Gillespie's son, John Gillespie, is also a director of the Company.

     JOHN D. GILLESPIE was appointed to the board in August 1999. He is the founder and Managing Partner of his own investment firm, Prospector Partners, LLC, in Hartford, Connecticut. Prior to forming Prospector Partners, Mr. Gillespie was President of the T. Rowe Price Growth Stock Fund and the New Age Media Fund, Inc. White Mountains owns limited partnership investment interests which are managed by Mr. Gillespie. See "Certain Relationships and Related Transactions". Mr. Gillespie's father, George Gillespie, is also a director of the Company.

     FRANK A. OLSON has been a director of the Company since 1996. He serves as Chairman of The Hertz Corporation ("Hertz"). Mr. Olson served as the CEO of Hertz from 1977 to 1999 and has been with that company since 1964. He is also a director of Becton Dickinson and Company, Cooper Industries and Commonwealth Edison Co. and was formerly Chairman and CEO of Allegis Corporation and United Airlines.

CLASS III

     RAYMOND BARRETTE was appointed to the board in February 2000. Mr. Barrette has served as President of the Company since January 2000 and served as Executive Vice President and Chief Financial Officer of the Company since 1997. He was formerly a consultant with Tillinghast-Towers Perrin from 1994 to 1996 and was with Fireman's Fund from 1973 to 1993. Mr. Barrette is also a director of Folksamerica, PIC, ACIC and BICC.

     HOWARD L. CLARK, JR. has been a director or advisor to the board since 1986. He is currently Vice Chairman of Lehman Brothers Inc. ("Lehman") and was Chairman and CEO of Shearson Lehman Brothers Inc. from 1990 to 1993. Prior to joining Shearson Lehman Brothers Inc., Mr. Clark was Executive Vice President and Chief Financial Officer of American Express. He is also a director of Lehman Brothers Inc., Maytag Corporation, MoneyTran.com and Walter Industries, Inc. Lehman provides various services to White Mountains from time to time. See "Compensation Committee Interlocks and Insider Participation in Compensation Decisions."

     ROBERT P. COCHRAN has been a director of the Company since 1994. Mr. Cochran was a founding principal of FSA and has served FSA in various capacities since 1985. He has been President and CEO and a director of FSA since 1990 and became Chairman in 1997. He is also Chairman of Financial Security Assurance Inc. and Financial Security Assurance (U.K.) Ltd. White Mountains has a 26% economic interest in FSA. See "Compensation Committee Interlocks and Insider Participation in Compensation Decisions."

     ARTHUR ZANKEL has been a director or advisor to the board since 1992. He served as a General Partner of First Manhattan Co. from 1965 to 1999 and was Co- Managing Partner of First Manhattan from 1979 to 1997. Mr. Zankel is currently Managing Member of Zankel Capital Advisors, LLC in which White Mountains owns a limited partnership investment interest. See "Compensation Committee Interlocks and Insider Participation in Compensation Decisions." Mr. Zankel is also a director of Citigroup, Inc., Travelers Property Casualty Corp. and VICORP Restaurants, Inc.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Audit Committee, comprised of certain nonemployee directors (Messrs. Clark, Olson and Zankel), has general responsibility for the oversight and surveillance of the accounting, reporting and financial control practices of White Mountains. The Audit Committee annually reviews the qualifications of the Independent Auditors; makes recommendations to the Board as to their selection; and reviews the plan, fees and results of their audit. Mr. Clark is Chairman of the Audit Committee.

     The Compensation Committee, comprised of certain nonemployee directors (Messrs. Patrick Byrne, Cochran, Macklin, Olson and Zankel), oversees White Mountains' stock-based compensation and benefit policies and programs, including administration of the Long-Term Incentive Plan (the "Incentive Plan"), the Voluntary Deferred Compensation Plan (the "Deferred Compensation Plan") and the Deferred Benefit Plan (the "Deferred Benefit Plan"). Mr. Macklin is Chairman of the Compensation Committee.

     The Human Resources Committee, comprised of certain nonemployee directors (Messrs. Patrick Byrne, Clark, Cochran, George Gillespie, Macklin, Olson and Zankel), sets the annual salaries and bonuses for elected officers and certain other key employees. Mr. Macklin is Chairman of the Human Resources Committee.

     The Finance Committee, comprised of Messrs. Jack Byrne, Clark, George Gillespie, Kemp, Macklin and Zankel has general responsibility for the oversight of all significant financing, tax and acquisition/ disposition activities of White Mountains. Mr. Jack Byrne is Chairman of the Finance Committee.

     The Investment Committee is an advisory committee to the Board and is comprised of Messrs. Barrette, Jack Byrne (emeritus), John Gillespie, Kemp, Zankel, certain members of senior management and investment professionals. The Investment Committee formulates the Company's investment policy and oversees all the Company's significant investing activities. Mr. John Gillespie is Chairman of the Investment Committee.

 MEETINGS OF THE BOARD OF DIRECTORS

     During 1999 the following meetings of the Board were held: eight meetings of the full Board; two meetings of the Audit Committee; three meetings of the Compensation Committee, three meetings of the Human Resources Committee, one meeting of the Finance Committee and one meeting of the Investment Committee. In 1999 each director attended more than 75% of all meetings of the Board and its various committees, except Messrs. Macklin and Patrick Byrne who were unable to attend one of the three Compensation Committee and Human Resources Committee meetings and Mr. George Gillespie who was unable to attend the Finance Committee meeting.

PROCEDURES FOR NOMINATING DIRECTORS

     Under the Company's Bye-laws, nominations for the election of directors may be made by the Board or by any shareholder entitled to vote for the election of directors (a "Qualified Shareholder"). A Qualified Shareholder may nominate persons for election as directors only if written notice of such shareholder's intent to make such nomination is delivered to the Secretary not later than: (i) with respect to an election to be held at an Annual Meeting, 90 days prior to the anniversary date of the immediately preceding Annual Meeting or not later than 10 days after notice or public disclosure of the date of the Annual Meeting is given or made available to shareholders, whichever date is earlier, and (ii) with respect to an election to be held at a special general meeting for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders.

     Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of Shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;
(c) a description of all arrangements or understandings between the shareholder and each such nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the United States Securities and Exchange Commission (the "SEC") had each such nominee been nominated, or intended to be nominated, by the Board; and (e) the consent of each such nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

                          VOTING RIGHTS OF SHAREHOLDERS

     As of March 24, 2000, there were 5,904,534 Shares outstanding. Shareholders of record shall be entitled to one vote per Share, provided that if and so long as the votes conferred by "Controlled Shares" (as defined below) of any person constitute ten percent (10%) or more of the votes conferred by the outstanding Shares of the Company, each outstanding Share comprised in such Controlled Shares shall confer only a fraction of a vote that would otherwise be applicable according to the following formula:

                       [(T divided by 10)-1] divided by C

     Where: "T" is the aggregate number of votes conferred by all the outstanding Shares; and "C" is the number of votes conferred by the Controlled Shares of such person.

     "Controlled Shares" in reference to any person means:

          (i) all Shares directly, indirectly or constructively owned by such person within the meaning of Section 958 of the Internal Revenue Code of 1986, as amended, of the United States of America; and

          (ii) all Shares directly, indirectly or constructively owned by any person or "group" of persons within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; provided that this clause (ii) shall not apply to (a) any person (or any group that includes any person) that has been exempted from the provisions of this clause or (b) any person or group that the Board, by the affirmative vote of at least seventy-five percent (75%) of the entire Board, may exempt from the provisions of this clause.

      The limitations set forth above do not apply to any shareholder which is a "Byrne Entity" (as defined below) for any matter submitted to the vote of shareholders, except with respect to the election of directors. "Byrne Entity" means any of John J. Byrne, any foundation or trust established by John J. Byrne, Patrick Byrne, and any associate or affiliate of any of them (or any group of which any of them is a part), as defined under Section 13(d) of the United States Securities Exchange Act of 1934, as amended.

      If, as a result of giving effect to the forgoing provisions or otherwise, the votes conferred by the Controlled Shares of any person would otherwise represent 10% or more of the votes conferred by all the outstanding Shares, the votes conferred by the Controlled Shares of such person shall be reduced in accordance with the foregoing provisions. Such process shall be repeated until the votes conferred by the Controlled Shares of each person represent less than 10% of the votes conferred by all Shares.

                           PRINCIPAL HOLDERS OF SHARES

      To the knowledge of the Company, there was no person or entity beneficially owning more than 5% of Shares outstanding as of March 24, 2000, except as shown below:

---------------------------------------------------------------------------------------------------------------------------
                                                                                                  Number
                                                                                               of Shares
Name and address of beneficial owner                                                  beneficially owned        Percent (b)
---------------------------------------------------------------------------------------------------------------------------

JACK BYRNE   80 South Main Street, Hanover, NH 03755 (a)                                      1,194,030               20.2%

FRANKLIN MUTUAL ADVISORS, INC.   777 Mariners Island Blvd., San Mateo, CA 94403 (c)              750,271              12.7%

ALLIANZ ASSET ACCUMULATION PLAN    777 San Marin Drive, Novato, CA 94998 (d)                     431,945               7.3%
---------------------------------------------------------------------------------------------------------------------------

(a) Does not include 53,500 Shares donated to charitable foundations for which Mr. Byrne disclaims beneficial ownership, but for which his spouse retains voting power.
(b) Represents voting power with respect to all proposals except the election of directors. For the election of directors, Mr. Byrne's voting power will be reduced to no more than 10% which would serve to increase the relative voting power of all other shareholders with regard to such proposals. See "Voting Rights of Shareholders".
(c) According to filings by such holders with the SEC, the Shares beneficially owned by Franklin Mutual Advisors, Inc. were acquired solely for investment purposes on behalf of client investment advisory accounts of such holders.
(d) Represents Shares beneficially owned by employees of Fireman's Fund pursuant to an employee incentive savings plan. The trustee for such plan generally votes the Shares held by the plan in accordance with directions given by the participating Fireman's Fund employees to whose accounts Shares have been allocated.

         BENEFICIAL STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth, as of March 24, 2000, beneficial ownership of Shares by each director of the Company, by each of the "Named Executive Officers" as defined herein currently holding office, and by all directors and executive officers as a group.

-----------------------------------------------------------------------------------------------------------------
                                                                                 Number of Shares owned
                                                                       ------------------------------------------
Directors and Executive Officers                                         Beneficially (a)       Economically (b)
-----------------------------------------------------------------------------------------------------------------
RAYMOND BARRETTE                                                               27,192                 59,745
TERRY L. BAXTER                                                                18,742                 33,288
JACK BYRNE (c)                                                              1,194,030              1,204,030
PATRICK M. BYRNE                                                              106,395                106,395
HOWARD L. CLARK, JR.                                                            1,000                  1,000
ROBERT P. COCHRAN                                                                   0                      0
MORGAN W. DAVIS                                                                26,574                 30,574
STEVEN E. FASS                                                                  1,446                  1,446
GEORGE J. GILLESPIE, III                                                        1,000                  1,000
JOHN D. GILLESPIE                                                               1,176                  1,176
K. THOMAS KEMP                                                                 81,690                102,760
GORDON S. MACKLIN                                                              15,000                 15,000
FRANK A. OLSON                                                                  3,000                  3,000
MICHAEL S. PAQUETTE                                                            12,371                 25,871
DAVID G. STAPLES                                                                4,283                 17,283
ARTHUR ZANKEL                                                                  11,600                 11,600
All directors and executive officers as a group (17 persons) (c)            1,510,501              1,632,169
=================================================================================================================

(a) The beneficial ownership positions of Messrs Jack Byrne, Patrick Byrne, Kemp and all directors and executive officers as a group represent 20.2%, 1.8%, 1.4% and 25.6% of the total Shares outstanding at March 24, 2000, respectively. All other directors and executive officers beneficially owned less than 1% of the total Shares outstanding at that date.
(b) Shares shown as economically owned by directors and executive officers include unvested performance share awards outstanding, unvested stock options outstanding and earned phantom shares on compensation deferred. See "Compensation Plans - White Mountains Retirement Plans." Each performance share, stock option and phantom share are economically equivalent to one Share. Unvested performance shares and stock options outstanding at March 24, 2000 represented 25,000, 8,000, 10,000, 4,000, 11,000, 13,500, 13,000
     and 97,500 Shares for Messrs. Barrette, Baxter, Jack Byrne, Davis, Kemp, Paquette, Staples and all directors and officers as a group, respectively.
(c) Does not include 53,500 Shares donated to charitable foundations for which Mr. Byrne disclaims beneficial ownership, but for which his spouse retains voting power.

                            COMPENSATION OF DIRECTORS

COMPENSATION OF DIRECTORS EXCEPT FOR JACK BYRNE

     Messrs. Patrick Byrne, Clark, Cochran, George Gillespie, Macklin, Olson and Zankel each received a retainer of $50,000 during 1999 and fees of $1,000 for each Board meeting and Committee meeting attended. The annual retainer relates to the twelve month period from May 1999 to May 2000. Mr. John Gillespie received a prorated retainer of $37,500 during 1999. Messrs. Clark, John Gillespie and Macklin also received additional retainers of $3,000, $100,000 and $6,000 during 1999 for their roles as Chairman of the Audit Committee, Chairman of the Investment Committee and Chairman of the Compensation and Human Resources Committees, respectively. Messrs. Patrick Byrne, Cochran and John Gillespie also received meeting fees of $3,500, $5,250 and $5,250 in their capacity as directors of White Mountains Holdings, Inc., an indirect wholly-owned subsidiary of the Company. Directors who are also officers of White Mountains do not receive compensation for their role as a director.

     During 1999, the Company terminated its nonqualified director retirement plan (the "Retirement Plan") whereby non-management directors retiring from the Board with at least five years of service as a director of the Company would be entitled to an annual retirement benefit equal to 50% of the amount of the annual retainer for the year in which the retirement occurs. In connection with the Retirement Plan termination, Messrs. Patrick Byrne, Clark, Cochran, George Gillespie, Macklin, Olson and Zankel received $50,000, $275,000, $125,000, $325,000, $300,000, $75,000 and $125,000, respectively, in Retirement Plan benefits.

     Through 1999, certain directors participated voluntarily in the Deferred Compensation Plan, an unfunded, nonqualified, deferred compensation savings plan. Pursuant to the Deferred Compensation Plan, directors could defer all or a portion of qualifying remuneration payable by White Mountains. During 1999, the Company terminated the Deferred Compensation Plan and paid-out account balances to its participants. In connection with the early termination of the Deferred Compensation Plan, Messrs. Patrick Byrne, Cochran and John Gillespie were paid a special payment of $26,289, $72,807 and $26,289, respectively, in additional to their plan balances in order to compensate them for the early termination.

COMPENSATION OF JACK BYRNE

     Mr. Byrne has served as Chairman of the Company since 1985 and served as CEO of the Company from 1985 to 1997. In January 2000, Mr. Byrne returned as CEO of the Company.

     As a director, during 1999, Mr. Byrne received a $100,000 all-inclusive annual retainer for his services as Chairman of the Board and his participation in White Mountains' various committees and subsidiary boards of directors. In connection with the Retirement Plan termination, Mr. Byrne received $50,000 in Retirement Plan benefits.

     As former President and CEO, Mr. Byrne received $650,000 in performance shares during 1999 which were awarded to him in 1997 when he was Chairman and CEO of the Company. See "Reports of the Compensation Committees on Executive Compensation - Compensation Committee - Long-Term Incentive Awards." In addition, as both an officer and a director, Mr. Byrne participated in the Deferred Compensation Plan and the related Deferred Benefit Plan ("See Compensation Plans - Retirement Plans"). During 1999, Mr. Byrne was paid $2,769,398 in addition to his plan balances in connection with the termination of the Deferred Compensation Plan and the Deferred Benefit Plan.

     At the Board's request, in October 1999 Mr. Byrne exercised all of his remaining warrants to acquire 1,000,000 Shares from the Company at a strike price per share of $21.66. The warrants were awarded to him in 1985 and were exercisable until January 2, 2002. In order to entice Mr. Byrne to exercise his warrants early, the Company paid Mr. Byrne $6,000,000 to compensate him for the estimated interest cost of borrowing to pay the strike price and the income tax liability associated with his accelerated warrant exercise. The amount of income realized by Mr. Byrne in exercising his warrants, including the $6,000,000 payment, was $102,460,000.

                       COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

     The following tables set forth certain information regarding the salary, incentive compensation and benefits paid by White Mountains to its CEO, its four most highly compensated executive officers and one former executive officer (collectively, the "Named Executive Officers").

----------------------------------------------------------------------------------------------------------------
                                         Annual compensation            Long-term compensation
                                   --------------------------------    ------------------------
                                                                         Awards      Payouts
                                                                       ---------- -------------
                                                              Other    Restricted
                                                             annual        Stock,
           Name and                                         compen-      Options,         LTIP           All other
      principal position       Year     Salary   Bonus(a)    sation      SARs (#)  payouts (b)    compensation (c)
------------------------------------------------------------------------------------------------------------------
K. THOMAS KEMP                 1999   $400,000 $1,308,809    $    0             0   $2,600,000       $269,490
President and CEO              1998    386,923    304,000         0             0    1,995,000        275,185
                               1997    312,692    241,500         0             0    1,152,957        169,698

RAYMOND BARRETTE               1999    262,692  1,278,776         0             0    1,105,000        462,291
Executive Vice President       1998    250,000    217,000         0             0            0        294,175
  and CFO                      1997     28,846     25,000         0             0            0         28,769
  (began November 17, 1997)

TERRY L. BAXTER                1999    262,692    738,853         0             0    1,625,000        475,451
Executive Vice President       1998    247,692    180,000         0             0      931,000        758,588
                               1997    195,000    200,000         0             0      516,500         70,714

MORGAN W. DAVIS                1999    173,752    667,062         0             0    1,625,000         67,568
Former Executive Officer (d)   1998    247,692    205,000         0             0    1,197,000         52,821
                               1997    233,462    155,000         0             0    1,475,770         30,458

MICHAEL S. PAQUETTE            1999    144,539    341,368         0             0      858,000         28,356
Senior Vice President and      1998    139,308     94,000         0             0      532,000         30,223
   Controller                  1997    123,423     97,500         0             0      387,375         19,079

DAVID G. STAPLES               1999    135,077  1,081,313         0             0      520,000         19,489
Vice President                 1998    128,769    106,000         0             0      399,000         15,330
                               1997    121,450     97,500         0             0            0         22,058
==================================================================================================================

(a) Represents the payment of 1999 regular bonuses as well as 1999 "special" bonuses relating primarily to the Company's 1999 redomestication to Bermuda (the "Redomestication"). See "Reports of the Compensation Committees on Executive Compensation - Human Resources Committee Annual Bonus."
(b) Represents the payment of performance shares during 1999 relating to the performance periods running from 1997 to 1999 and 1998 to 1999. See "Reports of the Compensation Committees on Executive Compensation - Compensation Committee - Long-Term Incentive Awards."
(c) Amounts for 1999, 1998 and 1997 represent principal credited to the Deferred Benefit Plan, 401(k) Savings Plan matching contributions (which did not exceed $6,000 per individual), certain director fees and retainers (those paid by companies for which White Mountains is entitled to board representation as a result of the Company's sizable ownership position in such companies) and certain other compensation as described below. The amounts for 1999, 1998 and 1997, respectively, relating to director fees and retainers of affiliates include: $71,650, $75,100 and $51,900 for Mr. Kemp; $22,450, $15,475 and $0 for Mr. Barrette; $41,342, $21,700, and
     $20,300 for Mr. Baxter and $21,000, $2,400, and $0 for Mr. Davis. The 1999
     and 1998 amounts for Mr. Barrette also include $42,545 and $249,646, respectively, in reimbursements principally associated with a Company-sponsored relocation. The 1999 amount for Mr. Davis includes $21,268 in transportation reimbursements. The 1999 amounts for Messrs. Barrette and Baxter also include $351,917 in phantom stock awards resulting from the sale of the mortgage banking assets of White Mountains Services Corporation ("WMSC"). The 1998 amount for Mr. Baxter also includes $665,000 in incentive compensation as interim Chairman of WMSC.
(d) Mr. Davis was formerly Executive Vice President of White Mountains Holdings, Inc. which owned the Company's property and casualty insurance operations. As a result of a sale of a substantial amount of the Company's property and casualty insurance operations, Mr. Davis ceased to be an Executive Officer during 1999. The Summary Compensation Table above reflects Mr. Davis' total compensation for 1999.

                              OPTIONS AND WARRANTS

         The following table summarizes, for the Named Executive Officers, stock options and SARs exercised during the Company's latest fiscal year, and the number and in-the-money value of stock options outstanding as of the end of the fiscal year.

---------------------------------------------------------------------------------------------------------------------
                                                                            As of December 31, 1999
                                                           ----------------------------------------------------------
                                  Stock options and SARs          Number of unexercised     In-the-money value of all
                         exercised during the year ended                  stock options             outstanding stock
                                   December 31, 1999 (a)                   and SARs (a)          options and SARs (a)
                         -------------------------------   ----------------------------  ----------------------------
                                  Shares           Value                            Not                           Not
Name                            acquired        realized    Exercisable     exercisable   Exercisable     exercisable
---------------------------------------------------------------------------------------------------------------------
K. Thomas Kemp                     2,000        $188,740              0               0            $0              $0
=====================================================================================================================

(a) No other Named Executive Officers had stock options or SAR's outstanding during 1999.



             LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

     The following table summarizes the Incentive Plan awards made to the Named Executive Officers during the latest fiscal year. Such awards consisted entirely of performance shares. Since 1991, all long-term incentive compensation awards have been in the form of performance shares.

--------------------------------------------------------------------------------------------------------------------
                                                   Number of
                                                 performance   Performance      Estimated future payouts in Shares:
                                                      shares    period for     -------------------------------------
Name                                             awarded (a)        payout        Threshold       Target     Maximum
--------------------------------------------------------------------------------------------------------------------
K. Thomas Kemp                                         9,000        3 yrs.                0        9,000      18,000
Raymond Barrette                                       6,000        3 yrs.                0        6,000      12,000
Terry L. Baxter                                        6,000        3 yrs.                0        6,000      12,000
Morgan W. Davis                                        2,000        3 yrs.                0        2,000       4,000
Michael S. Paquette                                    2,500        3 yrs.                0        2,500       5,000
David G. Staples                                       2,000        3 yrs.                0        2,000       4,000
====================================================================================================================

(a) Such performance shares are payable upon completion of pre-defined business goals and are payable in cash based on the market value of Shares at the time of payment or Shares. The "Target" performance for the 1999 performance share award is the attainment of a corporate annualized return on equity ("ROE") of 13% after tax. The determination of ROE is generally based on the economic value of Shares with dividends reinvested. At an ROE of 6% or less ("Threshold") the percentage of performance shares payable will be 0% and at an ROE of 25% or more ("Maximum") the percentage of performance shares payable will become 200% of Target.

OTHER COMPENSATION ARRANGEMENTS

     Pursuant to the Incentive Plan, under some circumstances such as a "Change in Control" followed by a termination without cause, constructive termination or an "Adverse Change" in the Incentive Plan, stock options will generally become fully exercisable and performance shares will become partially or fully payable. Such circumstances are more fully described in the Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     For corporate travel purposes White Mountains Holdings, Inc. jointly owns two short-range aircraft with Haverford Utah, LLC ("Haverford"). Messrs. Jack Byrne, Patrick Byrne and Kemp are principals of Haverford. Both aircraft were acquired from unaffiliated third parties during 1996. In exchange for Haverford's 20% ownership interest in the aircraft, Haverford contributed capital equal to 20% of the total initial cost of the aircraft and pays a pro rata share of all fixed costs plus the direct operating costs when onboard the aircraft pursuant to a Joint Ownership Agreement.

     White Mountains owns limited partnership investment interests which are managed by Mr. John Gillespie, a director of the Company.

     White Mountains believes that the above transactions were on terms that were reasonable and competitive.

DEDUCTIBILITY OF COMPENSATION - SECTION 162(M) OF THE INTERNAL REVENUE CODE

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for certain compensation over $1 million. The Company has determined that approximately 80% of all compensation paid to the Named Executive Officers during 1999 is expected to be tax deductible. Effective upon the "Redomestication", the Company will no longer be entitled to a tax deduction on compensation as the Company is no longer subject to United States income tax.

                           REPORTS OF THE COMPENSATION
                      COMMITTEES ON EXECUTIVE COMPENSATION

     The Human Resources Committee and the Compensation Committee (collectively, the "Committees") are comprised entirely of certain non-employee directors. The Committees are responsible for developing, administering and monitoring the executive compensation policies of the Company. White Mountains' salary and bonus compensation is established by the Human Resources Committee of the Board. White Mountains' stock based compensation (performance shares, stock options and warrants) is established by the Compensation Committee of the Board.

     White Mountains' executive compensation policies are designed with one goal in mind - maximization of shareholder value over long periods of time. The Committees believe that this goal is best pursued by utilizing a pay-for-performance program which serves to attract and retain superior executive talent and provide management with performance-based incentives to maximize shareholder value. Through the compensation program, the Committees seek to maximize shareholder value by aligning closely the financial interests of White Mountains' management with those of the Company's shareholders.

     The Committees believe that the most appropriate indicator of shareholder return is the Company's ROE as measured by growth in economic value per Share, measured with dividends reinvested. The Committees believe that, over long periods of time, maximizing the Company's ROE will optimize shareholder returns.

     The Committees believe that the performance-based compensation of the Company's key employees should be payable only if the Company achieves truly superior returns for its shareholders. Therefore, the target of many of White Mountains' performance-based compensation programs are directly linked to achievement of an annualized ROE for the Company at least equal to the market yield available from ten-year United States Treasury notes plus 700 basis points, or currently approximately 13%. The Committees believe that this return is a challenging target for the Company in its current form.

     Compensation of White Mountains' management team, including the Named Executive Officers, consists primarily of three components: base salary, annual bonus and long-term incentive awards.

HUMAN RESOURCES COMMITTEE

BASE SALARY. Base salary for each Named Executive Officer is established annually, generally as of March 1. When establishing base salaries of the Named Executive Officers, the Human Resources Committee considers numerous factors including: qualifications of the executive; the corporate responsibilities of the executive; the executive's performance since his or her last salary adjustment; and, for all executives except the CEO, the recommendations of the CEO.

ANNUAL BONUS. For 1999 the target annual bonus pool for all officers of the Company was equal to 50% of eligible base salary at a 13% annual ROE and the maximum bonus attainable was equal to 100% of eligible base salary at a 20% annual ROE. When establishing the aggregate size of the annual bonus pool, the Human Resources Committee considers numerous factors including performance versus the objectives set forth in the Company's Annual Business Plan, in particular the Company's financial performance for the latest fiscal year as measured by ROE, and the recommendations of the CEO. The Human Resources Committee reviews the Annual Business Plan with management near the beginning of the year and approves the plan after changes required by the Human Resources Committee, if any, are made.

     After establishing the aggregate size of the annual bonus pool, the Human Resources Committee then considers the distribution of the bonus pool among the key employees of the Company. Each participant's allocation of the pool is determined after considering numerous factors including individual achievements as compared to objectives included in the Annual Business Plan, the contribution of such achievements to the Company's overall financial performance, and the recommendations of the CEO.

     The CEO receives annual bonuses, as a percent of his salary in effect at the time the bonus percentage is determined, equal to the average bonus percentage received by all officers eligible to participate in the bonus pool. For 1999, Mr. Kemp received a bonus that was determined using the average bonus percentage.

     For 1999 the Human Resources Committee determined that the financial results of the Company warranted a bonus pool equal to 50% of aggregate base salary. The principal factors considered by the Human Resources Committee in determining the size of the 1999 pool were: (i) the Company's 1999 ROE performance of 12.1%, as measured by change in economic value per Share, versus a 13% target ROE (the predominant factor); (ii) the Company's significant repurchases of its common stock during 1999 at an average price per share less than its current economic value; and (iii) overall favorable results versus certain specific objectives contained in the 1999 Annual Business Plan.

SPECIAL BONUS. During 1999 the Human Resources Committee also approved special bonuses to Messrs. Kemp, Barrette, Baxter, Davis, Paquette and Staples in the amounts of $1,109,000, $1,146,000, $606,000, $605,000, $269,000 and $1,013,000
which were based primarily on the contributions of these individuals in accomplishing the Redomestication. The amount of such special bonuses were determined by the Human Resources Committee.

         GORDON S. MACKLIN, Chairman
         PATRICK M. BYRNE
         HOWARD L. CLARK, JR.
         ROBERT P. COCHRAN
         GEORGE J. GILLESPIE, III
         FRANK A. OLSON
         ARTHUR ZANKEL


COMPENSATION COMMITTEE

LONG-TERM INCENTIVE AWARDS. The Incentive Plan provides for granting to executive officers and certain other key employees of the Company various types of stock-based incentive awards including stock options and performance shares.

     Over the past several years the Company has predominantly used performance shares in its long-term compensation plans. Performance shares are conditional grants (payable subject to the achievement of specific financial goals) of a specified maximum number of Shares, payable generally at the end of a three-year period or as otherwise determined by the Compensation Committee. Performance shares are denominated in Shares at market value and are payable in cash, Shares or a combination thereof at the discretion of the Compensation Committee.

     The Compensation Committee believes that performance share awards made pursuant to the Incentive Plan are an effective method of providing incentives for management to strive to maximize shareholder value over the long term. The Compensation Committee's conclusion is based on the following factors: (i) such awards vest or are earned over multi-year periods;
(ii) such awards are generally made in the form of Shares or derivatives thereof, which helps to align the interests of management with those of the Company's shareholders; and (iii) the Incentive Plan awards made over the last three fiscal years were linked to the achievement of a 13% ROE over the applicable performance period.

     In 1999 Messrs. Kemp, Barrette, Baxter, Davis, Paquette and Staples were granted 9,000, 6,000, 6,000, 2,000, 2,500 and 2,000 performance shares, respectively, by the Compensation Committee. The performance period for such awards began on January 1, 1999 and will continue through December 31, 2001. The "target" performance for the 1999 performance share award is the attainment of a ROE of 13%. The determination of ROE considers the rate of growth of the economic value of Shares with dividends reinvested. At a "threshold" ROE of 6% or less the percentage of performance shares payable will be 0% and at a "maximum" ROE of 25% or more the percentage of performance shares payable will become 200% of target.

     During 1999 Messrs. Kemp, Barrette, Baxter, Davis, Paquette and Staples had, pursuant to a 1997 grant of performance shares, 10,000, 1,000, 6,000, 6,000, 2,600 and 2,000 performance shares eligible for payout, respectively, on December 31, 1999 subject to the attainment of a 13% target ROE. During the 1997 to 1999 performance period, the Company attained an ROE of 12.0% as measured by the change economic value calculated in accordance with the Incentive Plan. In light of the ROE attained and in consideration of the perceived benefits resulting from the Redomestication which are not reflected in this return, the Compensation Committee determined that 100% of such performance shares would become immediately payable and were paid on October 22, 1999. In determining the ROE attained, the Compensation Committee adjusted the Company's 1999 performance for certain long-term expenditures which were accelerated into the current period in order to provide the Company with increased tax deductible expenses. The performance share payouts are included in the Summary Compensation Table.

     During 1999 Messrs. Kemp, Barrette, Baxter, Davis, Paquette and Staples had, pursuant to a 1997 grant of performance shares, 10,000, 7,500, 6,500, 6,500, 4,000 and 2,000 performance shares eligible for payout, respectively, on December 31, 2000 subject to the attainment of a 13% target ROE. During the 1998 to 1999 performance period, the Company attained an ROE of 11.5% as measured by the change economic value calculated in accordance with the Incentive Plan. In light of the ROE attained and in consideration of the perceived benefits resulting from the Redomestication which are not reflected in this return, the Compensation Committee determined that 100% of such performance shares would become immediately payable and were paid on October 22, 1999. In determining the ROE attained, the Compensation Committee adjusted the Company's 2000 performance for certain long-term expenditures which were accelerated into the current period in order to provide the Company with increased tax deductible expenses. The performance share payouts are included in the Summary Compensation Table.

     As of October 22, 1999 Mr. Jack Byrne had, pursuant to a 1997 grant of performance shares, 5,000 performance shares eligible for payout on December 31, 1999 which also became immediately payable and were paid on October 22, 1999.

         GORDON S. MACKLIN, Chairman
         PARTRICK M. BYRNE
         ROBERT P. COCHRAN
         FRANK A. OLSON
         ARTHUR ZANKEL

                            SHAREHOLDER RETURN GRAPH

     The following graph shows the five-year cumulative total return for a shareholder who invested $100 in Shares (New York Stock Exchange symbol "WTM") on January 1, 1995, assuming re-investment of dividends. Cumulative returns for the five-year period ended December 31, 1999 are also shown for the Standard & Poor's 500 Stocks (Property & Casualty) Capitalization Weighted Index ("S&P P&C") and the Standard & Poor's 500 Stocks Capitalization Weighted Index ("S&P 500") for comparison.

     As stated herein, the Company's various compensation plans are based on its growth in its economic value which is believed to be conservative proxy for its perceived intrinsic business value. The Company's long-term goal is to maximize White Mountains' intrinsic business value per Share which will in turn affect its market value per Share. Management believes that the Company's growth in intrinsic value over the past five years has exceeded that of its market value.

(TABULAR REPRESENTATION OF LINE CHART)

FIVE-YEAR CUMULATIVE TOTAL RETURN
(value of $100 invested December 31, 1994)

                1995      1996      1997      1998      1999

WTM            $103.4    $134.1    $170.8    $200.0    $174.1

S&P P&C         135.4     135.4     239.3     222.7     166.0

S&P 500         137.6     137.6     225.6     290.1     351.1

                               COMPENSATION PLANS

RETIREMENT PLANS

     In 1999 Messrs. Kemp, Barrette, Baxter, Davis, Paquette and Staples received retirement benefits pursuant to the Deferred Benefit Plan, an unfunded, nonqualified, defined contribution plan established for the purpose of providing retirement and postretirement benefits. The amount of annual contributions to the Deferred Benefit Plan are determined using actuarial assumptions and are based on the present value of the benefit table figures presented below.

-------------------------------------------------------------------------------------------------------------------
              Eligible compensation                      Gross annual benefit paid as a straight-life annuity
--------------------------------------------------  ---------------------------------------------------------------
                                                      15 years      20 years    25 years     30 years      35 years
                                                    ----------    ----------  ----------   ----------    ----------
                    $125,000                         $  24,540     $  33,137   $  42,984    $  52,831     $  62,678
                     150,000                            29,915        40,387      52,359       64,331        76,303
                     175,000                            35,290        47,637      61,734       75,831        89,928
                     200,000                            40,665        54,887      71,109       87,331       103,553
                     225,000                            46,040        62,137      80,484       98,831       117,178
                     250,000                            51,415        69,387      89,859      110,331       130,803
                     300,000                            62,165        83,887     108,609      133,331       158,053
                     400,000                            83,665       112,887     146,109      179,331       212,553
                     450,000                            94,415       127,387     164,859      202,331       239,803
                     500,000                           105,165       141,887     183,609      225,331       267,053
===================================================================================================================

     Eligible compensation (which includes salary and bonus) is computed as the average of the five highest paid consecutive years in the last ten years of service. Participants in the Deferred Benefit Plan may choose between four investment options for their plan balances including phantom shares. Amounts credited to the Deferred Benefit Plan accounts of such individuals have been included in the Summary Compensation Table. During 1999, the Company terminated the Deferred Benefit Plan and paid-out all account balances to its participants.

     Also in 1999 Messrs. Kemp, Barrette, Baxter, Davis, Paquette and Staples participated voluntarily in the Deferred Compensation Plan, an unfunded, nonqualified, deferred compensation savings plan. Pursuant to the Deferred Compensation Plan, executive officers and directors may defer all or a portion of qualifying remuneration payable by White Mountains. Amounts deferred pursuant to the Deferred Compensation Plan are included in the Summary Compensation Table. Participants in the Deferred Compensation Plan may choose between four investment options including phantom shares for their plan balances. During 1999, the Company terminated the Deferred Compensation Plan and paid-out account balances to its participants.

     At the request of the Board, Messrs. Kemp, Barrette and Baxter deferred $1,300,000, $975,000 and $845,000 of their 1999 compensation in phantom shares for a period of no less than one year. These compensation amounts are included in the Summary Compensation Table.

                        COMPENSATION COMMITTEE INTERLOCKS
                          AND INSIDER PARTICIPATION IN
                             COMPENSATION DECISIONS

     The Company notes the following relationships and transactions pertaining to Messrs. Clark, Cochran, George Gillespie and Zankel who are members of the Compensation Committee and/or the Human Resources Committee.

     Mr. Clark is Vice Chairman of Lehman. Lehman has, from time to time, provided various services to White Mountains including investment banking services, brokerage services, underwriting of debt and equity securities and financial consulting services. The amounts paid or payable by White Mountains to Lehman during 1999 were not material to either White Mountains or Lehman.

     Mr. Cochran is Chairman and CEO of FSA. As of December 31, 1999 White Mountains had a 26% economic interest in FSA. During 1999, Mr. Kemp served as the Chairman of FSA's compensation committee which determines Mr. Cochran's compensation.

     Mr. George Gillespie is a partner in CS&M, which has been retained by White Mountains from time to time to perform legal services. The amounts paid or payable by White Mountains to CS&M during 1999 were not material to either White Mountains or CS&M.

     White Mountains owns a limited partnership investment interest which is managed by Mr. Zankel. The amounts paid or payable by White Mountains to Mr. Zankel during 1999 were not material to either White Mountains or Mr. Zankel.

     White Mountains believes that all the preceding transactions were on terms that were reasonable and competitive and did not serve to impair the independence of any of the parties involved. Additional transactions of this nature may be expected to take place in the ordinary course of business in the future.

CERTAIN FILINGS UNDER SECTION 16

     Pursuant to SEC rules relating to the reporting of changes in beneficial ownership of the Company, Mr. Macklin failed to file three Form 4's relating to open market purchases of Shares made during the fourth quarter of 1999. Upon discovering that no Form 4 filings had been made with respect to the 1999 purchase transactions, Mr. Macklin promptly made all necessary filings in January 2000.

                                   PROPOSAL 2

                       APPOINTMENT OF INDEPENDENT AUDITORS

     Subject to shareholder approval, the Audit Committee of the Board has appointed PricewaterhouseCoopers ("PwC") as White Mountains' Independent Auditors for 2000. Representatives from PwC will attend the 2000 Annual Meeting and will be provided with the opportunity to make a statement and will be available to answer appropriate questions.

     PwC has served as Folksamerica's Independent Auditors since 1981 and as the Company's Independent Auditors since 1999.

     THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 2 APPROVING THE APPOINTMENT OF PWC AS WHITE MOUNTAINS' INDEPENDENT AUDITORS FOR 2000.

                                  OTHER MATTERS

MANNER OF VOTING PROXIES

     Shares represented by all valid proxies received will be voted in the manner specified in the proxies. Where specific choices are not indicated, the Shares represented by all valid proxies received will be voted for the election of the nominees named earlier in this Proxy Statement as directors and for the appointment of PwC as Independent Auditors.

     Should any matter not described above be acted upon at the meeting, the persons named in the proxy card will vote in accordance with their judgment. The Board knows of no other matters which are to be considered at the 2000 Annual Meeting.

VOTES REQUIRED FOR APPROVAL

     The proposals require a favorable vote of a majority of the votes actually cast with respect thereto (excluding abstentions and Shares not voted).

INSPECTORS OF ELECTION

     First Chicago Trust Company of New York a division of EquiServe, P.O. Box 2500, Jersey City, New Jersey 07303-2500, has been appointed as Inspectors of Election for the 2000 Annual Meeting. Representatives of First Chicago will attend the 2000 Annual Meeting to receive votes and ballots, supervise the counting and tabulating of all votes and ballots, and determine the results of the vote.

COSTS OF SOLICITATION

     The solicitation of proxies will be made primarily by mail; however, directors, officers, employees and agents of the Company may also solicit proxies by telephone, telegram or personal interview. Solicitation costs will be paid by the Company. Upon request, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxy materials to their principals.

AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Exchange Act. In accordance therewith, the Company files reports, proxy statements and other information with the SEC.

     THE COMPANY WILL PROVIDE TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT IS DELIVERED, UPON REQUEST AND WITHOUT CHARGE, COPIES OF ALL DOCUMENTS (EXCLUDING EXHIBITS UNLESS SPECIFICALLY REQUESTED) FILED BY THE COMPANY WITH THE SEC. Written or telephone requests should be directed to the Corporate Secretary, White Mountains Insurance Group, Ltd., 80 South Main Street, Hanover, New Hampshire 03755-2053, telephone number (603) 643-1567. Additionally, copies of all such documents are available at the Company's registered office at Clarendon House, 2 Church Street, Suite 332, Hamilton, HM 11 Bermuda.

WWW.WHITEMOUNTAINS.COM

     All reports, including press releases, SEC filings and other information for the Company, its subsidiaries and its affiliates are available for viewing or download at our website.

PROPOSALS BY SHAREHOLDERS FOR THE 2001 ANNUAL MEETING OF SHAREHOLDERS

     Shareholder proposals (other than those proposals to nominate persons as directors) must be received in writing by the Secretary of the Company no later than December 31, 2000 and must comply with the requirements of the SEC in order to be considered for inclusion in the Company's proxy statement relating to the Annual Meeting to be held in 2001.


     By Order of the Board of Directors

     DENNIS P. BEAULIEU, Corporate Secretary
     March 24, 2000

PROXY


WHITE MOUNTAINS INSURANCE GROUP, LTD.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
THE COMPANY FOR THE ANNUAL MEETING MAY 22, 2000

The undersigned hereby appoints K. Thomas Kemp and George J. Gillespie, III, and each of them, proxies with full power of substitution, to vote all Shares of the undersigned at the 2000 Annual Meeting of Shareholders to be held May 22, 2000, and at any adjournment thereof, upon all subjects that may properly come before the meeting including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse of this card or below. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR THE ELECTION OF DIRECTORS, FOR THE APPOINTMENT OF PRICEWATERHOUSECOOPERS AS INDEPENDENT AUDITORS, AND AT THEIR DISCRETION
ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Your vote for the Election of Directors may be indicated on the reverse. The following Directors are being nominated at this meeting for election to terms ending in the year indicated.
                                      (Change of address/comments)

2001.   Steven E. Fass                ---------------------------------------
2002.   John D. Gillespie             ---------------------------------------
2003.   Raymond Barrette              ---------------------------------------
        Howard L. Clark, Jr.          ---------------------------------------
        Robert P. Cochran             ---------------------------------------
        Arthur Zankel                 ---------------------------------------
                                      (If you have written in the above
                                      space, please mark the corresponding
                                      box on the reverse side of this card.)

YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR OTHERWISE TO FIRST CHICAGO TRUST COMPANY OF NEW YORK, A DIVISION OF EQUISERVE, POST OFFICE BOX 8085, EDISON, NEW JERSEY 08818-9052.

      PLEASE RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE    SEE REVERSE
                                                                       SIDE

/X/  PLEASE MARK YOUR VOTES
     AS IN THIS EXAMPLE.

This proxy when properly executed will be voted in the manner directed herein. If no directions are made, this proxy will be voted FOR the Election of Directors and FOR the Appointment of Independent Auditors.

The Board of Directors recommends a vote "FOR" Proposals 1 and 2.

                      FOR    WITHHELD                                 FOR     AGAINST    ABSTAIN
1.  Election of       / /       / /         2.  Appointment of        / /       / /        / /
    Directors                                   Independent
    (see reverse)                               Auditors

FOR, except vote withheld from the          Change of Address         / /
following nominee(s):                         Comments on
                                              Reverse Side
-------------------------------------


                                            The signer hereby revokes all proxies heretofore
                                            given by the signer to vote at said meeting or any
                                            adjournment thereof.

                                            Please sign exactly as name appears hereon. Joint
                                            owners should each sign. When signing as attorney,
                                            executor, administrator, trustee or guardian,
                                            please give full title as such.

                                            ---------------------------------------------------

                                            ---------------------------------------------------

                                                   SIGNATURE(S)                 DATE